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                                                                    EXHIBIT 99.1
[ALLIED LOGO]

CONTACT:  DANIEL C. DUNN
          CHIEF FINANCIAL OFFICER
          314/771-2400

                  ALLIED HEALTHCARE EARNINGS PER SHARE DOUBLES
                    FOR SECOND QUARTER AND FIRST HALF FY 2006

            -     COSTS, MARGINS CONTINUE TO BE FAVORABLE

            -     COMPANY REMAINS DEBT-FREE

ST. LOUIS, Feb. 6, 2006 - Allied Healthcare Products, Inc. (NASDAQ: AHPI) reported today that its net income increased by 72 percent to total $317,000, or 4 cents per diluted share, during its second quarter ended December 31, 2005, versus $184,000, or 2 cents per share, for the second quarter last year.

      For the first two quarters of fiscal 2006, Allied reported net income of $783,000, or 10 cents per diluted share, versus $420,000, or 5 cents per share, for the previous year's first two quarters.

      Sales for the second quarter of fiscal 2006 totaled $13.3 million compared to almost $13.7 million for the previous year's second quarter. However, sales for the first half of the year exceeded the prior year by about $700,000.

      Orders for the first half of 2006 declined by $900,000, or about 3 percent, compared to the previous year.

      Allied's gross margin for the first half of 2006 improved to almost 27 percent, a second year of advances on higher sales volume.

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      Operating expenses for 2006 increased about $217,000 over the first half of 2005. Net interest costs were $130,000 lower than the prior year, partially offsetting higher operating expenses.

      Allied paid off its corporate debt in the last quarter of fiscal 2005 and has about $2.0 million in cash and short term investments.

      Increased sales quote activity in the first half of the fiscal year indicates that the hospital construction market may be turning around after more than a year-long slump, Earl Refsland, president and chief executive officer, said.

      Allied Healthcare Products, Inc. is a leading manufacturer of respiratory care products, medical gas equipment and emergency medical products used in a wide range of hospital and alternate care settings.

"SAFE HARBOR" STATEMENT: Statements contained in this release that are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome and future results of operations and financial condition to be materially different than stated or anticipated based on the forward-looking statements. Such risks and uncertainties include both general economic risks and uncertainties, risks and uncertainties affecting the demand for and economic factors affecting the delivery of health care services, and specific matters which relate directly to the Company's operations and properties as discussed in its periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statement contained in this report reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

                                       ##

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                        ALLIED HEALTHCARE PRODUCTS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                                       Three months ended,              Six months ended,
                                                                          December 31,                     December 31,
                                                                     2005             2004             2005             2004
Net sales                                                        $ 13,339,789     $ 13,667,568     $ 28,326,070     $ 27,607,288
Cost of sales                                                       9,766,848       10,254,672       20,778,612       20,787,691
                                                                 ------------     ------------     ------------     ------------

Gross profit                                                        3,572,941        3,412,896        7,547,458        6,819,597

Selling General and administrative expenses                         3,032,153        3,056,555        6,202,112        5,985,643
                                                                 ------------     ------------     ------------     ------------

Income from operations                                                540,788          356,341        1,345,346          833,954

Interest expense                                                            -           28,966                -          102,811
Interest income                                                       (18,718)               -          (26,675)               -
Other, net                                                              8,924           11,410           19,993           18,772
                                                                 ------------     ------------     ------------     ------------
                                                                       (9,794)          40,376           (6,682)         121,583
                                                                 ------------     ------------     ------------     ------------

Income before provision for income taxes                              550,582          315,965        1,352,028          712,371

Provision for income taxes                                            233,328          131,779          568,933          292,684
                                                                 ------------     ------------     ------------     ------------

Net income                                                       $    317,254     $    184,186     $    783,095     $    419,687
                                                                 ============     ============     ============     ============

Net income per share - Basic and diluted                         $       0.04     $       0.02     $       0.10     $       0.05
                                                                 ============     ============     ============     ============

Weighted average common shares Outstanding - Basic                  7,832,186        7,818,432        7,830,881        7,818,432

Weighted average common shares Outstanding - Diluted                8,050,069        8,104,869        8,041,758        8,087,657

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                        ALLIED HEALTHCARE PRODUCTS, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                                        December 31, 2005      June 30, 2005
ASSETS
Current assets:
     Cash and cash equivalents                                                             $    717,076         $    317,775
     Short-term investments                                                                   1,250,000                   --
     Accounts receivable, net of allowances of $584,212 and $565,000, respectively            6,756,521            7,215,799
     Inventories, net                                                                        11,337,984           10,775,550
     Other current assets                                                                       416,375              168,431
                                                                                           ------------         ------------
         Total current assets                                                                20,477,956           18,477,555
                                                                                           ------------         ------------

     Property, plant and equipment, net                                                      11,249,400           11,308,866
     Goodwill                                                                                15,979,830           15,979,830
     Other assets, net                                                                          328,347              330,969
                                                                                           ------------         ------------
         Total assets                                                                      $ 48,035,533         $ 46,097,220
                                                                                           ============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                                      $  3,234,326         $  2,110,599
     Deferred income taxes                                                                      697,094              711,416
     Deferred revenue                                                                           465,000              465,000
     Other accrued liabilities                                                                3,122,985            2,940,763
                                                                                           ------------         ------------
         Total current liabilities                                                            7,519,405            6,227,778
                                                                                           ------------         ------------

Deferred revenue                                                                                775,000            1,007,500
                                                                                           ------------         ------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock; $0.01 par value; 1,500,000 shares
       authorized; no shares issued and outstanding                                                   -                    -
     Series A preferred stock; $0.01 par value; 200,000 shares authorized; no
       shares issued and outstanding                                                                  -                    -
     Common stock; $0.01 par value; 30,000,000 shares authorized; 10,148,069 shares issued at December 31, 2005 and 10,133,069 shares issued at June
       30, 2005; 7,844,577 outstanding at December 31, 2005 and 7,829,577 shares
       outstanding June 30, 2005, respectively                                                  101,481              101,331
     Additional paid-in capital                                                              47,205,084           47,109,143
     Retained earnings                                                                       13,165,991           12,382,896
     Less treasury stock, at cost; 2,303,492 shares at December 31, 2005 and
        June 30, 2005, respectively                                                         (20,731,428)         (20,731,428)
                                                                                           ------------         ------------
         Total stockholders' equity                                                          39,741,128           38,861,942
                                                                                           ------------         ------------
         Total liabilities and stockholders' equity                                        $ 48,035,533         $ 46,097,220
                                                                                           ============         ============